Exhibit 22


                  Subsidiaries of Union Bankshares Corporation


                                         State of Incorporation
                                         ----------------------

           Union Bank & Trust Company           Virginia
           Northern Neck State Bank             Virginia
           King George State Bank               Virginia
           Union Investment Services, Inc.      Virginia
           Union Mortgage Company, LLC          Virginia